Exhibit 10.15

SECOND AMENDMENT TO OEM LICENSE AGREEMENT

This Second Amendment to the OEM License Agreement (hereinafter referred to as the “Second Amendment”), effective as of February 1st, 2013, by and between THERMOANALYTICS, INC. (the “Company”) located at 23440 Airpark Boulevard, Calumet, Michigan 49913 and EXA CORPORATION, located at 55 Network Drive, Burlington, Massachusetts 01803 (the “Licensee”) (jointly referred to as the “Parties”; each separately as a “Party”), amends the OEM Licensee Agreement between the parties dated October 26th, 2006 (the “Agreement”). as previously amended on June 10, 2011 (the “First Amendment”).

WHEREAS, the Parties have been engaged in a successful OEM license arrangement pursuant to which Licensee has marketed and sold the Derivative Product (as defined in the Agreement); and

WHEREAS, the Parties wish to expand the licensing model pursuant to which the Derivative Product may be licensed to End Users to include (in addition to the current Platforms) the Per Hour Offerings (as defined below) on the terms set forth herein; and

WHEREAS, the Parties wish to engage in a joint research and development effort to develop and improve battery cell modeling capability on the terms set forth herein;

NOW, THEREFORE, on consideration of the ongoing obligations set forth in the Agreement and the mutual covenants set forth in this Second Amendment, the Parties agree as follows:

1.        Except to the extent defined in this Second Amendment, the capitalized terms used herein are defined in the Agreement. Except as set forth in this Second Amendment, the Agreement as previously amended shall remain in full force and effect. In the event that there is a conflict between any provision of the Agreement and this Second Amendment, the conflicting terms set forth in this Second Amendment shall govern.

PART I.        THE PER HOUR OFFERINGS

2.        Description of the Per Hour Offerings. In addition to the licensing model described in the Agreement, which shall remain in effect, the Parties agree that Licensee may offer the Cloud Offering and the Customer Site Offering as described below (together, the “Per Hour Offerings”).

a.        The Cloud Offering. Licensee may, on a per hour basis, perform or enable simulations for end users utilizing the Derivative Product either coupled to Licensee’s PowerFLOW product or on a standalone basis from servers hosted by Licensee or its designee (the “Cloud Offering”). Licensee shall be authorized to run an unlimited number of instances of the Cloud Offering from its data centers and Company hereby licenses Licensee to do so.

b.        The Customer Site Offering. Licensee may, on a per hour basis, enable simulations by end users utilizing the Derivative Product coupled to Licensee’s PowerFLOW product at the end user’s site (the “Customer Site Offering.”)

3.        Per Hour Offering Compensation. Although Licensee is free to charge any amount for use of the Cloud Offering or the Customer Site Offering, Company’s Per Hour Offering royalties shall be based on the metrics set forth in this Section 3. As used herein,

a.        “Hours” means the total number of core hours that the Cloud Offering and/or the Customer Site Offering are actually in use by paying end users.

b.        “Paid Block Licenses” means the 7 PowerTHERM4 licenses for the Derivative Product that Licensee purchases for consulting projects and customer simulations, for which, as of the date of this Second Amendment, Licensee pays $** in annual license fees.

c.        “Per Hour Offering Hourly Rate” means the per hour license charge for Per Hour Offering usage, which shall equal the Company’s nominal list price (as set forth in Section 9 of the First Amendment) for an eight-core RadTherm license (that is, one Annual Floating Client + Solver plus seven Annual Floating Parallel licenses) and a Solid Conduction license divided by ** (that is, ** x ** x **). Which based on the current nominal list prices would equal ($** + ($** x 7) + $**)/** = **/core hour. The per hour license charge for pre-processing (or stand-alone) usage will be at the same rate per hour. Should Company offer RadTherm licenses in configurations that include more than a total of eight cores per Client + Solver, License may, at its option, calculate the Per Hour Offering Hourly Rate based on the cost of such licenses and number of available cores. For simulations involving a Thermal Comfort license, the Per Hour Offering Hourly Rate shall be increased by the Company’s current nominal list price for the applicable annual floating license(s) divided by ** (that is, ** x **). Which based on the current nominal list price would equal $**/** = $**. This definition shall be used solely for the purpose of calculating monies due to Company pursuant to the Per Hour Offerings. Nothing in this definition shall be construed to limit Licensee or its customers from deploying the Derivative Product in any available core configuration. Consistent with Section 2 of the First Amendment, the Per Hour Offering Hourly Rate for Academic Licenses shall be ** percent (**%) of the Per Hour Offering Hourly Rate described immediately above.

d.        “Prepaid Simulation Hours” means the number of hours of simulation capacity of Licensee’s Paid Block Licenses.

e.        “Royalty-Bearing Per Hour Offering Revenue” means Per Hour Offering Hourly Rate times [Hours minus Prepaid Simulation Hours].

**        This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on April 9, 2013

Royalties payable to Company based on Royalty-Bearing Per Hour Offering Revenue shall be computed based on the discount table set forth in Exhibit C (as amended) to the Agreement, provided that, in order to calculate the appropriate discount rate, Royalty-Bearing Per Hour Offering Revenue, revenue from traditional Object Code licenses and the cost of paid block licenses shall be aggregated. Monthly reports provided pursuant to Article 6.0 of the Agreement shall include the applicable number of Hours, Prepaid Simulation Hours and Royalty-Bearing Per Hour Offering Revenue from the Per Hour Offerings for the relevant month.

4.        Per Hour Offering Support. Company shall provide support and maintenance for the Per Hour Offerings on the terms set forth in the Agreement. Royalties payable pursuant to the Agreement, including Section 3 of this Second Amendment, shall constitute full payment for such support and maintenance.

5.        Large Customer Discount Pricing. Company understands and agrees that, in order to obtain the business of certain high volume customers, Licensee may need to offer discounts that may not be feasible at the current Per Hour Offering Hourly Rate. In such cases, Company agrees to negotiate in good faith a discounted Per Hour Offering Hourly Rate on a customer-by-customer basis.

PART II.        THE BATTERY MODEL PARTNERSHIP

6.        Description of Battery Model Software. As used herein, the term “Battery Model Software” means computer software that enables a user to simulate the electro-thermal performance of various battery cell designs.

7.        Battery Model Software Development Program. The Parties, each at their own expense, agree to collaborate on the development of the Battery Model Software. Each Party will assign one or more employees to participate in the Battery Model Software project (the “Project”), which employees shall constitute the “Team.” The Team will develop and maintain a Battery Model Software product roadmap and decide on the capabilities to be developed and the development timeline. Utilizing resources from their employers, the members of the Team will make good faith efforts to develop and productize the Battery Model Software. All decisions of the Team shall be by consensus and each Party reserves the right to dissent from any recommendation of the Team without liability to the other Party.

8.        Battery Model Software Validation. The Parties will jointly design the Battery Model Software validation protocols and procedures, including the validation data set, product testing methodologies and quality assurance protocols.

9.        Ownership of the Battery Model Software.

a.        As used herein, “Jointly-Owned Intellectual Property” means (i) any trade secrets, technical data, designs, concepts, processes, formulae, know-how and information, copyright, patent or other intellectual property rights relating to the Battery Model Software developed pursuant to the Project; “Use” means the right to use, practice, make, have made, reproduce, modify, enhance, upgrade, create derivative works, import, export, copy and sell, offer for sale, license and/or sublicense, except as otherwise provided in this Second Amendment.

b.        Except as set forth herein, the Parties shall jointly own all Jointly-Owned Intellectual Property and may Use such Jointly-Owned Intellectual Property as it sees fit without the obligation to account to the other Party for such Use, provided that the Parties shall cooperate to seek patent protection for such Jointly-Owned Intellectual Property pursuant to Section 10 hereof or, where they agree that such patent protection is not appropriate, shall maintain such Jointly-Owned Intellectual Property as trade secrets, only disclosing the same pursuant to an agreement with appropriate non-disclosure provisions.

c.        Notwithstanding the foregoing, the interface between the Battery Model Software and the Derivative Product shall be owned by Company, subject to a royalty-free license to Licensee to use such interface in connection with using and sublicensing the Derivative Product on the terms set forth in the Agreement.

10.        Patent Reporting and Prosecution.

a.        At the request of either Party, the Parties shall meet to discuss whether to pursue patent protection for any inventions or processes included in the Jointly-Owned Intellectual Property and to decide which Party shall take the lead in prosecuting the patents (the “Patent Prosecuting Party”). The cost of patent prosecution shall be divided equally between the Parties. The Patent Prosecuting Party shall provide the other Party quarterly reports disclosing the status of its efforts to prosecute the patents and patent applications that are a part of the Jointly-Owned Intellectual Property. In the event that the Patent Prosecuting Party abandons the prosecution or maintenance of any patent of the Jointly-Owned Intellectual Property, including the failure to pay any applicable United States maintenance fee or any applicable foreign fee, the Patent Prosecuting Party shall first notify the other Party of such intention and the other Party, at its option, may obtain the prosecution file and prosecute or maintain any such patent that is part of such Jointly-Owned Intellectual Property at its sole cost and expense and, at the other Party’s written request, the former Patent Prosecuting Party shall assign any such patent and all of its right, title and interest therein to the other Party.

b.        The Patent Prosecuting Party shall direct its patent counsel to provide the other Party for review and comment all drafts of its patent filings and responses no later than 60 days before the applicable deadline, and all related communications as soon as reasonably possible following receipt or generation.

c.        The Parties agree that each may use the same patent counsel and/or patent preparation service and hereby waive any claims of conflict of interest. All reports and communications under this Section which are not public filings or notices are Confidential Information of both Parties.

d.        In the event that one of the Parties decides that it does not wish to pursue the prosecution of any patents that are a part of the Jointly-Owned Intellectual Property and such

Jointly-Owned Intellectual Property cannot, by its nature, be maintained as a trade secret, then the other Party shall have the right to prosecute such patents and the first Party shall assign to the other Party all of its right, title and interest therein. Upon issuance of any such patent, the Party that owns such patent, at the request of the non-owning Party, shall offer the non-owning Party a non-exclusive, royalty-bearing license to Use the patented invention or process on commercially reasonable terms.

11.        Battery Model Software Information Sharing. Each Party, to the extent permitted by its agreements with its customers, will share technical information about the Battery Model Software obtained from its customers with the other party.

12.        Infringement Claims.

a.        Each Party shall provide the other Party with prompt notice of any alleged, actual or threatened infringement or other improper use of any Jointly-Owned Intellectual Property of which such Party becomes aware. Upon discovery of such infringement, the Parties agree to confer and decide upon an appropriate course of action.

b.        Each Party retains the right, but not the obligation, to take action to institute and prosecute any actions for any infringement or alleged infringement, and otherwise to take appropriate action with respect to Jointly-Owned Intellectual Property. In the event that both Parties wish to participate in such action, they shall share jointly in the costs and expenses of prosecuting such action and in the amount recovered through such proceedings. In the event that one Party wishes to take any such action (the “Prosecuting Party”) but the other Party declines to do so, the other Party shall join such proceeding if necessary as a party and shall provide the Prosecuting Party with all reasonably requested assistance in connection with such proceedings, and the Prosecuting Party shall reimburse the other Party’s reasonable out-of-pocket costs of providing such assistance. The Prosecuting Party shall be solely responsible for all costs and expenses (including attorneys’ fees) of prosecuting such actions. Unless otherwise agreed in writing, any damages, costs or other amounts recovered through such proceedings for such purposes shall be retained by the Prosecuting Party. Notwithstanding the foregoing, in no event shall a Party be required to participate in any action that in its reasonable judgment jeopardizes its relationship with an important customer or vendor.

13.        Termination for Convenience. Each Party reserves the right to terminate the Project without liability to the other Party for any reason or no reason upon thirty (30) days’ written notice to the other Party. Upon the effective date of any such termination, Company and Licensee shall provide each other with copies of fully documented source code for and technical information about the Battery Model Software that is in its possession. Each Party may use such source code and information to continue its independent development of battery model software or other software and neither Party shall have any rights to the other Party’s post-termination developments except as may be required by applicable law (for example, the Parties are co-inventors under applicable patent law of a post-termination invention based on pre-termination research and development activities). Termination of the Project shall not affect the Parties’ rights or obligations under other aspects of the Agreement; the Parties’ rights accruing prior to termination (for example, ownership and licensing rights to software developed pursuant to the Project prior to termination) shall survive such termination.

14.        Applicability of the Agreement. For the avoidance of doubt, to the full extent applicable, the provisions of the Agreement (including, by way of example but not limitation, Articles 10.0, 11.0, 14.0, 16.0, and 17.0) shall govern the conduct of the Project and the Parties’ legal obligations thereunder.

EACH OF COMPANY AND LICENSEE ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH IN THIS SECOND AMENDMENT, UNDERSTANDS ALL TERMS AND CONDITIONS CONTAINED THEREIN, AND AGREES TO BE BOUND THEREBY.

THERMOANALYTICS, INC.		EXA CORPORATION

BY:	/s/ Keith Johnson	BY:	/s/ Edmond L. Furlong

NAME:	Keith Johnson	NAME:	Edmond L. Furlong

TITLE:	CEO/President	TITLE:	COO/CFO

PHONE:	906-482-9560	PHONE:	781-560-0220